Exhibit 10.1

Ann A. Johnston Executive Vice President Human Resources

336-741-5338 336-741-7604 Fax
December 4, 2006
Mr. Daniel M. Delen
4-4 Hachiyama-cho
Shibuya-ku
Tokyo, 150-0035
Japan
Dear Daniel:
It is my pleasure to confirm our offer to you to join R.J. Reynolds Tobacco Company (RJRT) as President. We would like for you to begin work January 1, 2007. Following your acceptance of this offer, a starting date will be quickly confirmed.
As President of RJRT, your new base salary will be $760,000 (or $63,333.34 per month). Your target bonus under our Annual Incentive Award Plan (AIAP) will be 85% of your base salary. Your job level will be 14.
In addition, as soon as practical following your employment, you will be paid a “sign-on” bonus totaling $125,000 (less applicable withholding amounts).
Under our Company’s Long-Term Incentive Plan (LTIP), you will be eligible for a 2007 grant with a target award value of 3 times your base pay. The form of the grant is typically denominated in a mix of Restricted Stock and Performance Units (cash) with a three year cliff vesting. You will receive this grant in 1st quarter of 2007, contingent upon approval by the Board of Directors. In the future, you will be eligible to receive LTIP grants under the same circumstances and LTIP provisions as other senior executives at your same level in the company.
In order to offset losses in equity plans from your previous employer, you will receive a special LTIP grant upon your employment with RJRT. The target award value will be $2,280,000 (3 times your base pay). The grant will be issued in the form of Performance Shares (phantom stock) with dividend rights. The grant will vest over a two-year period, if the dividend threshold requirement is met. Payments will be made in the form of cash according to the following vesting schedule:
•	34% will vest on December 31, 2007

•	66% will vest on December 31, 2008
R.J. Reynolds Tobacco Company     P.O. Box 2959     Winston-Salem, NC 27102

Upon employment, you will be eligible for immediate coverage under our Company’s Benefits Plans (waiting periods are waived). Also, as a senior executive, you are eligible to receive one Company-sponsored club membership. This involves a one-time payment of initiation fees up to $30,000. You will receive an annual Financial Planning allowance of $6,000 and an annual executive physical. Our Company will provide you substantial support under the provisions of our relocation program (see attachment). You will be eligible for 4 weeks (20 days) of paid vacation each year under the terms of our current vacation plan.
In consideration of this offer of employment, you will be expected to sign a Non-Compete, Non-Disclosure of Confidential Information, and Commitment to Provide Assistance Agreement.
The Company is implementing a new executive severance and change of control program (see attached summary) effective January 1, 2007, subject to final approval by the Board of Directors. This new program will provide severance benefits in the form of salary (defined as base pay plus target annual bonus amount) and benefit continuation for 18 months under general severance provisions and 24 months under change of control provisions for executives at your level.
This offer of employment is contingent upon successful completion of our customary background check and a post-offer, pre-employment medical examination, which includes testing for substance abuse. This offer is also contingent upon the completion and approval of all legally required Visa permits allowing you to work in the U.S.
The role that you have been offered represents a unique and significant opportunity for you to positively impact the future of R.J. Reynolds Tobacco Company. We have great confidence that you are well suited for this role and that you will make an outstanding contribution to our business.

/s/ Ann A. Johnston
Ann A. Johnston
Executive Vice President - HR

Non-Competition,
Non-Disclosure of Confidential Information,
And
Commitment to Provide Assistance Agreement
I, Daniel M. Delen, acknowledging the terms of the offer of employment with R.J. Reynolds Tobacco Company, Reynolds American Inc., a subsidiary or affiliated company (hereinafter “RAI” or “Companies”) made available to me for entering into this Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement, do hereby agree to each of the following:
•	I will not, without the prior written consent of Reynolds American Inc. (“RAI”), use, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any confidential information pertaining to the businesses of RAI, R. J. Reynolds Tobacco Company, and/or any of their affiliates (collectively, the “Companies”), except (a) while employed by any of the Companies in the businesses of and for the benefit of the Companies or (b) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the businesses of the Companies, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order me to divulge, disclose or make accessible such information. For purposes of this agreement, “Confidential Information” shall mean non-public information concerning any of the Companies’ data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which I know have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

•	During the period commencing on the first date of my employment with any one (1) of the Companies and ending three (3) years after the date of the termination of my employment for any reason from any of the Companies, I covenant and agree that:
(a)	I will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise), engage in any of the “Major Businesses” (as defined below) in which any of the Companies are engaged; and

(b)	I will not, on my own behalf or on behalf of any person, firm or company, directly or indirectly for a period of twelve (12) months following the termination of my employment, offer employment to any person who was, at the time of the termination of my employment, employed by any of the Companies.

(c)	For purposes of this agreement, “Major Businesses” means the major business segments of any of the Companies dealing in the manufacture, sale or marketing of tobacco and smoking products or products deemed to be in competition with smoking products, including but not limited to those developed, marketed or intended to be used as part of smoking cessation programs, or as tobacco or smoking substitutes.
I and the Companies agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.
•	I agree that:
(a)	I will personally provide reasonable assistance and cooperation to the Companies in activities related to the prosecution or defense of any pending or future lawsuits or claims involving any of the Companies.

(b)	I will promptly notify RAI if I receive any requests from anyone other than an employee or agent of one of the Companies for information regarding any of the Companies which could reasonably be construed as being proprietary, non-public or confidential or if I become aware of any potential claim or proposed litigation against any of the Companies.

(c)	I will refrain from providing any information related to any claim or potential litigation against any of the Companies to any non-Company representatives without RAI’s written permission or being required to provide information pursuant to legal process.

(d)	If required by law to provide sworn testimony regarding any matter related to any of the Companies, I will consult with and have legal counsel designated by RAI present for such testimony. RAI will be responsible for the costs of such designated counsel, and I will bear no cost for same.

(e)	If I am required by law to provide sworn testimony regarding any matter related to any of the Companies, and if I require legal counsel to represent and protect my interests (in addition to RAI’s designated legal counsel provided for under subparagraph (d) herein), RAI will reimburse me for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to me and RAI, which acceptance by RAI shall not be unreasonably withheld) and other out-of-pocket expenses I may incur in relation to such testimony.

(f)	I will cooperate with the Companies’ attorneys to assist in their efforts, especially on matters I have been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. I understand that I will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the request of any of the Companies in discharging any of my obligations under this agreement.
•	I agree that any breach of the covenants contained in this agreement would irreparably injure the Companies. Accordingly, the Companies may, in addition to pursuing any other remedies that they may have in law or in equity, obtain an injunction against me from any court having jurisdiction over the matter, restraining any further violation of this agreement by me.

Accepted and agreed to:

/s/ Daniel M. Delen Daniel M. Delen	Dec 4th, 2006 Date